Exhibit 99.1

M5 Networks, Inc. and Subsidiaries
Consolidated Financial Statements
December 31, 2011 and 2010

M5 NETWORKS, INC. AND SUBSIDIARIES
Index to Consolidated Financial Statements

Consolidated Financial Statements

M5 NETWORKS, INC. AND SUBSIDIARIES

Report of Independent Auditors

To Board of Directors and Shareholders of
M5 Networks, Inc. and Subsidiaries:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in redeemable preferred stock and shareholders’ deficit and of cash flows present fairly, in all material respects, the financials position of M5 Networks, Inc. and its subsidiaries (“the Company”) at December 31, 2011 and 2010, and the results of their operations and their cash flows for the years then ended  in conformity with accounting principles generally accepted in the United States of America. These financials statements are the responsibility of the Company management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As further disclosed in Notes 1 and 12 to the consolidated financial statements, the Company was acquired by ShoreTel, Inc. on March 23, 2012.

/s/ PricewaterhouseCoopers LLP

New York, NY
June 5, 2012

M5 NETWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$2,761,589	$3,030,989
Accounts receivable, net of allowances of $557,285 in 2011 and $234,713 in 2010	1,212,377	696,485
Unbilled accounts receivable	717,437	274,344
Prepaid expenses and other current assets	523,164	319,911
Total current assets	5,214,567	4,321,729

Restricted cash	165,868	165,786
Fixed assets, net	4,410,672	2,140,843
Software licenses and development costs, net	304,694	792,365
Goodwill	4,659,000	3,974,000
Other intangibles, net	3,370,972	3,283,889
Other assets	218,999	107,363
TOTAL ASSETS	$18,344,772	$14,785,975

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,224,692	$2,252,255
Accrued expenses	2,467,201	2,421,329
Unearned revenues	2,346,486	1,042,313
Customer deposits	631,498	329,912
Loans payable – shareholders and affiliates, current maturities	413,255	413,255
Line of Credit – bank, current portion	7,442,311	1,352,000
Loans payable – bank, current portion	1,375,000	-
Capital lease obligations, current portion	984,514	82,281
Other short term liabilities	3,322,250	2,356,000
Warrant liability	2,000,000	437,500
Total current liabilities	24,207,207	10,686,845

Capital lease obligation, net of current portion	1,531,377	601,136
Deferred rent liability	98,489	156,650
Other long-term liabilities	1,756,140	2,196,499
Line of Credit – long term	-	5,055,000
Loans payable – bank, net of current portion	1,375,000	1,600,000
TOTAL LIABILITIES	28,968,213	20,296,130

Commitments and contingencies (Note 10)

Redeemable Convertible Preferred Stock
Series A convertible preferred stock, $0.0001 par value; 1,205,043 shares authorized; 1,191,210 shares issued and outstanding (liquidation preference of $15,500,024)	7,750,012	7,750,012

Series B convertible preferred stock, $0.0001 par value; 767,512 shares authorized; 619,570 shares issued and outstanding (liquidation preference of $10,576,804)	5,288,402	5,288,402

Series C convertible preferred stock, $0.0001 par value; 700,000 shares authorized; 651,764 shares issued and outstanding (liquidation preference of $8,250,028)	4,125,014	4,125,014

Shareholders’ Deficit:
Common stock, $0.0001 par value; 10,000,000 shares authorized; 2,641,221 shares issued	264	264
Additional paid-in capital	8,452,372	8,113,555
Treasury stock, at cost - 100,469 shares in 2011 and 2010	(202,790)	(202,790)
Accumulated deficit	(36,036,715)	(30,584,612)

TOTAL REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT	(10,623,441)	(5,510,155)

TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & SHAREHOLDERS’ DEFICIT	$18,344,772	$14,785,975

The accompanying notes are an integral part of these consolidated financial statements

M5 NETWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010

	Years Ended December 31,
	2011	2010

Revenue	$48,202,148	$31,960,522
Cost of revenue	30,470,365	18,763,979
Gross margin	17,731,783	13,196,543

Operating expenses:
Research and development	3,938,464	3,248,202
Sales and marketing	8,506,223	6,055,004
General and administrative	7,930,845	5,570,514
Total operating expenses	20,375,532	14,873,720

Loss from operations	(2,643,749)	(1,677,177)

Other expense:
Interest expense	(1,117,041)	(1,101,300)
Change in value of warrants	(1,562,500)	(239,141)

Loss before provision for income taxes	(5,323,290)	(3,017,618)

Provision for income taxes	(128,813)	(19,499)

NET LOSS	$(5,452,103)	$(3,037,117)

The accompanying notes are an integral part of these consolidated financial statements

M5 NETWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS' DEFICIT

	Series A Preferred		Series B Preferred		Series C Preferred		Common Stock
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid-in Captial	Treasury Stock	Accumulated Deficit	Total Shareholders' Deficit

Balance - January 1, 2010	1,191,210	$7,750,012	619,570	$5,288,402	-	$-	2,641,021	$264	$7,796,671	$(202,790)	$(27,501,949)	$(19,907,804)

Share-based compensation									316,514			316,514

Issuance of Series C Preferred					651,764	4,125,014					(45,546)	$(45,546)

Exercise of stock options							200	-	370			370

Net loss											(3,037,117)	(3,037,117)

Balance - December 31, 2010	1,191,210	7,750,012	619,570	5,288,402	651,764	4,125,014	2,641,221	264	8,113,555	(202,790)	(30,584,612)	(22,673,583)

Share-based compensation									338,817			338,817

Net loss											(5,452,103)	(5,452,103)

Balance - December 31, 2011	1,191,210	$7,750,012	619,570	$5,288,402	651,764	$4,125,014	2,641,221	$264	$8,452,372	$(202,790)	$(36,036,715)	$(27,786,869)

The accompanying notes are an integral part of these consolidated financial statements

M5 NETWORKS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(5,452,103)	$(3,037,117)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of debt discount	-	174,437
Bad debt expense and sales allowance	513,162	280,000
Deferred income taxes	128,813	19,499
Deferred rent amortization	(58,161)	(18,386)
Depreciation and amortization	3,010,913	2,727,960
Share-based compensation	338,817	316,513
Changes in assets and liabilities:
Accounts receivable	(1,029,053)	(406,484)
Unbilled accounts receivable	(443,093)	(43,231)
Prepaid expenses and other current assets	(185,787)	(108,194)
Other assets	(111,637)	(11,377)
Accounts payable and accrued expenses	1,018,309	1,669,449
Unearned revenues	1,304,173	96,934
Customer deposits	291,356	99,962
Warrant liability	1,562,500	64,704
Net cash provided by operating activities	888,210	1,824,669

Cash flows from investing activities:
Changes in restricted cash	(82)	50,609
Purchase of fixed assets and capitalized software development costs	(733,663)	(521,787)
Acquisition of Callfinity, net of cash acquired	(549,408)	-
Acquisition of Geckotech, net of cash acquired	-	(3,000,000)
Net cash used in investing activities	(1,283,153)	(3,471,178)

Cash flows from financing activities:
Proceeds from exercise of stock options	-	370
Repayment of debt	(4,843,739)	(1,048,000)
Proceeds from debt	5,638,300	1,040,000
Net proceeds from sale of preferred stock and warrants	-	4,079,469
Repayments of capital lease obligations	(669,018)	(800,339)
Net cash provided by financing activities	125,543	3,271,500

Net (decrease) increase in cash and cash equivalents	(269,400)	1,624,991

Cash and cash equivalents - beginning of year	3,030,989	1,405,998
Cash and cash equivalents - end of year	$2,761,589	$3,030,989

Supplemental disclosure of cash flow information:
Interest paid	$1,117,041	$1,341,404
Taxes paid	$7,956	$-

Supplemental disclosure of non-cash investing and financing activities:
Acquisition of equipment under capital leases	$2,501,492	$419,934
Net assets of Callfinity purchased with notes	$1,600,000	$-

The accompanying notes are an integral part of these consolidated financial statements

M5 NETWORKS, INC. AND SUBSIDIARIES

NOTE 1 – DESCRIPTION OF BUSINESS

M5 Networks, Inc. and its Subsidiaries (Collectively the “Company”) are engaged in providing voice and data communications nationally to business clients, primarily throughout the New York City and Chicago regions.  The Company offers hosted broadband Voice-Over Internet Protocol (“VOIP”) phone systems to provide outsourced Private Branch Exchange (“PBX”) telecommunications to its clients.  As a smart business phone system and hosted provider, the Company facilitates advanced phone system functionality and features to drive business intelligence, enhance customer service relationships and integrate voice application technology.

In May 2000, the Company operated as an S-Corporation incorporated under the laws of the state of Delaware and registered to do business in the states of New York, New Jersey, Connecticut, Illinois, California, Georgia and Massachusetts.    In April 2008, the Company opened a sales and support operations office in Rochester, New York.

In November 2010, the Company acquired all assets of Geckotech, LLC, a Chicago, Illinois based hosted VOIP service provider with over 200 clients and the Company migrated these customers into its operations.  In April 2011, the Company acquired all assets of Callfinity, Inc., a Rochester, NY based call center software company.  This acquisition allows the Company to enhance its overall offering in the marketplace.  The Company formed two Delaware corporations M5 Acquisition Corp. and M5 Acquisition II Corp to handle the acquisitions of Geckotech, LLC and Callfinity, Inc., respectively.  The Company later renamed these corporations to M5 Geckotech, Inc. and M5 Callfinity, Inc., respectively.  Both are wholly-owned subsidiaries of the Company.

In November 2010, the Company formed M5 Telecom – USA, Inc. to handle its telecommunications activities. It is a wholly owned subsidiary of the Company.

In March 2012, the Company was acquired by Shoretel, Inc. (“Shoretel” or “Acquirer”).  Shoretel is headquartered in Sunnyvale, California and has offices throughout the United States and internationally.  Shoretel is a leading provider of VOIP unified communication systems.    It’s acquisition of the Company allows it to be entrenched in the cloud based business of providing business phone systems.

The Company is dependent on incumbent and competitive local exchange carriers to provide local broadband connectivity service which the Company provides to its clients.  The Company also houses its servers at a third party compliant data center.  Accordingly, the Company could be adversely affected by a change in a business relationship with any of its service providers or data center providers.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles used in the United States of America (“GAAP”).  The accompanying consolidated financial statements include the accounts of M5 Networks, Inc. and its wholly owned subsidiaries.  All significant intercompany accounts and transactions have been eliminated.

Reclassifications

Certain amounts have been reclassified in the prior year presentation to conform to the current year presentation.

M5 NETWORKS, INC. AND SUBSIDIARIES

Revision of Prior Period Financial Statements

In connection with the preparation of Consolidated Financial Statements for the year ended December 31, 2011, the Company identified errors in the manner in which revenue was recognized for installation fees  in prior years. As a result, it was determined that certain previously recognized revenue should instead have been deferred and recognized in future periods. The Company also identified errors in recognition of liabilities with respect to certain non-income tax matters as well as certain errors in Cost of Revenue and Operating Expenses classification .The Company also determined that certain items of fixed assets had been erroneously classified as other current assets .The Company assessed the materiality of these errors and concluded that they were not material to any previously issued financial statements. Accordingly, the Company has revised its previously reported financial information for the year ended December 31, 2010, and revised opening Accumulated Deficit as of January 1, 2010. As a result of these adjustments, for presentation in these financial statements, the following revisions have been made to the previously reported December 31, 2010 Balance Sheet and Statement of Operations:

	2010 Previously Reported	Adjustment	Revised 2010

Prepaid expenses and other current assets	$416,669	$(96,758)	$319,911
Total current assets	$4,418,487	$(96,758)	$4,321,729

Fixed assets - net	$2,044,085	$96,758	$2,140,843
Total assets	$14,785,975	$-	$14,785,975

Accounts payable and accrued expenses	$4,347,909	$325,675	$4,673,584
Unearned revenues	863,871	178,442	1,042,313
Total current liabilities	$10,182,728	$504,117	$10,686,845

Total liabilities	$19,792,013	$504,117	$20,296,130

Total liabilities, convertible preferred stock and shareholders deficit	$14,785,975	$-	$14,785,975

Accumulated deficit (as at January 1, 2010)	$(27,249,852)	$(252,097)	$(27,501,949)
Accumulated deficit (as at December 31, 2010)	$(30,080,494)	$(504,118)	$(30,584,612)

Revenues	$32,138,964	$(178,442)	$31,960,522
Cost of revenue	14,989,407	3,774,572	18,763,979
Gross margin	$17,149,557	$(3,953,014)	$13,196,543

Operating expenses:
Research and development	$-	$3,248,202	$3,248,202
Sales and marketing	4,386,646	1,668,358	6,055,004
General and administrative	11,460,108	(5,889,594)	5,570,514
Depreciation and amortization	2,727,960	(2,727,960)	-
Total operating expenses	$18,574,714	$(3,700,994)	$14,873,720

Loss before provision for income taxes	$(2,765,597)	$(252,021)	$(3,017,618)
Provision for income taxes	(19,499)	-	(19,499)
Net Loss	$(2,785,096)	$(252,021)	$(3,037,117)

Use of Estimates

The preparation of the Company’s consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results could differ materially from those estimates as changes in such estimates could affect amounts reported in future periods.

M5 NETWORKS, INC. AND SUBSIDIARIES

Estimates are based on historical Company experience, available market information, appropriate valuation methodologies, and various other assumptions that the Company believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Company estimates are evaluated on an ongoing basis and include: the calculation of an allowance for doubtful accounts and sales credits, the measurement of useful and depreciative lives of fixed assets, software development costs and intangible assets, the assessment of potential impairments of assets held in use, the assumptions used for determining the fair value of stock-based compensation and future liabilities and intangible assets acquired as part of business acquisitions and in establishing a deferred tax valuation allowance.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents and trade accounts receivable, which are unsecured.  Limitations to Company risk are due to the fact that there is no significant concentration with one customer or group of customers.  The Company performs ongoing credit evaluations of its customers and maintains allowances to safeguard from potential credit losses.  The Company does not have any individual customers that represent more than 10% of revenue or accounts receivable.

Fair Value of Financial Instruments

The Company’s financial instruments include cash and cash equivalents, accounts receivable and accounts payable.

The Company accounts for the fair value of financial instruments in accordance with the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) No. 820, “Fair Value Measurements and Disclosures”.  This statement defines a hierarchy which prioritizes the inputs in fair value measurements. “Level 1” measurements are measurements using quoted prices in active markets for identical assets or liabilities. “Level 2” measurements use significant other observable inputs.  “Level 3” measurements are measurements using significant unobservable inputs which require a company to develop its own assumptions.  At December 31, 2011 and 2010, the Company held $2,761,589 and $3,030,989, respectively, in cash and cash equivalents, which qualify for Level 1 in the fair value hierarchy above and were recorded at fair value.

Cash and Cash Equivalents

Cash balances are maintained by the Company at highly rated financial institutions.  Highly liquid securities purchased with an initial maturity of 90 days of less, which are readily convertible with cash, are recorded as cash equivalents.  At times, such cash balances may exceed federally insurable limits.

The restricted cash balance as of December 31, 2011 and 2010 consists of money market accounts which collateralize letters of credit to a landlord and to reserve for accounts receivable as required by financial covenants with a senior lender.

Allowance for Doubtful Accounts and Sales Credits

Allowance for uncollectible accounts receivables is established based upon the amount the Company ultimately expects will not be collected from customers (i.e. accounts receivable are recorded at net realizable value) and is estimated based on a number of factors, including a specific customer’s ability to meet its financial obligations to the Company, length of time the receivables are past due, historical collection experience and the general economic environment.

Allowance for sales credits is maintained to account for revenue credits issued in months subsequent to the billing.  Credits are given due to service outages or billing corrections as well as courtesy credits.

The change in the allowance for doubtful accounts and sales credits for the years ended December 31, 2011 and 2010 are as follows:

	December 31,
	2011	2010
Allowance for doubtful accounts, sales credits beginning	$234,713	$163,300
Current period provision (benefit)	513,162	280,000
Write-offs charged to allowance, net of recoveries	(190,590)	(208,587)
Allowance for doubtful accounts, sales credits ending	$557,285	$234,713

Fixed Assets and Software Licenses and Development Costs

Fixed assets primarily consist of computer equipment and network hardware, furniture and fixtures and leasehold improvements costs stated at cost less accumulated depreciation.  Depreciation is calculated using the straight-line method over the estimated useful lives of the related asset.  Depreciation of leasehold improvements is provided using the straight-line method over the shorter of the estimated useful life or the lease term.

M5 NETWORKS, INC. AND SUBSIDIARIES

Assets held under capital leases are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease.

Costs for improvements, additions and betterments are capitalized. Repair, maintenance and ordinary costs are charged to operations as expense in the periods incurred.  Any gains or losses on the disposition of fixed assets are recorded in the statement of operations.

Software licenses and development costs include costs for the Company’s internally developed soft-switch software.  The Company accounts for costs incurred in the development of internal use software in accordance with the Accounting Standards Codification (“ASC”) No. 350-40, “Internal Use Software.”  Accordingly, the Company capitalizes costs, consisting principally of payroll incurred during the application development stage of a project.  The cost for internally developed software is stated at cost less accumulated amortization and the estimated useful life is three years.  Third party software licenses are stated at cost and amortized over their estimated useful life.

Fixed assets consisted of the following at December 31:

Type	Expected Useful life	2011	2010
Equipment	5 years	$8,725,665	$5,583,888
Equipment not placed in service	-	294,408	96,758
Furniture and fixtures	7 years	365,543	355,873
Leasehold improvements	7 years	221,502	221,502

Total fixed assets		9,607,119	6,258,021

Less accumulated depreciation and amortization		(5,196,447)	(4,117,178)

Total fixed assets, net		$4,410,672	$2,140,843

Depreciation expense for 2011 and 2010 was $1,079,269 and 1,474,107, respectively.

Software licenses and development costs consisted of the following at December 31:

Type	Expected Useful life	2011	2010
Software licenses	3 years	1,647,889	1,561,832
Capitalized software development costs	3 years	6,920,967	6,920,967

Total software licenses and development costs		8,568,856	8,482,799

Less accumulated depreciation and amortization		(8,264,162)	(7,690,434)

Total software licenses and development costs, net		$304,694	$792,365

Amortization expense for 2011 and 2010 was $573,728 and $1,087,742, respectively.

Included in the above is $3,263,228 and $1,707,622 of assets under capital lease at December 31, 2011 and 2010, respectively.

Goodwill and Other Intangibles and Long-Lived Assets

The Company does not amortize goodwill, but reviews goodwill at the reporting unit level for impairment on an annual basis and when events or circumstances indicate that the carrying value of the asset may be impaired.  The Company performed its annual impairment testing as of December 31, 2011 and determined that the recorded goodwill was not impaired.

The Company’s long-lived assets include property and equipment and intangible assets subject to amortization, as noted above. Long-lived assets are evaluated for recoverability whenever events or changes in circumstances indicate that the carrying value of the asset may be impaired. In evaluating an asset for recoverability, the Company estimates the future cash flow expected to result from the use of the asset and eventual disposition. If the expected future undiscounted cash flow is less than the carrying amount of the asset, an impairment loss, equal to the excess of the carrying amount over the fair value of the asset, is recognized. The Company performed its annual assessment as of December 31, 2011 and determined that recorded long-lived assets were not impaired.

M5 NETWORKS, INC. AND SUBSIDIARIES

Other Intangibles, net represents definite-lived intangible assets, which are being amortized over their estimated useful lives on a straight-line basis as follows:

Customer relationships	3-5 years

Customer contracts	3 years

Brand name/trademark	3 years

Technology	3 years

Non-compete agreements	3 years

Customer Deposits

Customer deposits represent advance payments made by customers for installation, estimated first month’s fees, hardware and other services which have not been billed.  The Company bills and recognizes revenue for such services when the related services have been performed.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 605-10-S99-1, Revenue Recognition, and utilizes the following criteria to determine appropriate revenue recognition: pervasive evidence of an arrangement exists, delivery of service has occurred or services have been rendered, selling price is fixed and determinable and collection is reasonably assured.  In situations in which the Company receives payment in advance of the performance of services, such amounts are deferred and recognized as revenue as the related services are delivered.

Principal revenue sources and related accounting policies are as follows:

a) Monthly recurring revenue (“MRR”) consists of fixed contractual charges for data connectivity between customer locations and the Company data centers and for monthly phone service.  Customers typically enter into an initial one-year contract which is automatically renewed on a month-to-month basis thereafter.  MRR charges are recognized in the month of service.

b) Usage revenue) consists of fees charged for phone services that are not included in the MRR contractual rate such as international calls.  Usage charges are recognized in the month of usage.

c) Installation revenue consists of one-time fees associated with the initiation of new services.  Installation fees are billed in the month following the completion of the installation and fees are recognized equally over a 36-month period, which is the estimated customer life.

d) Hardware revenue consists of direct sales of telephone equipment and related hardware to customers.  Hardware revenue is recognized at the time of shipment to the customer assuming all other revenue recognition criteria have been satisfied.

Revenue is recognized in the period in which service is provided.  Unbilled revenue represents revenue for services rendered that will be billed in the subsequent month and totaled $717,437 and $274,344 as of December 31, 2011 and 2010, respectively.

Cost of Revenue

Cost of revenue consists primarily of charges from phone carriers and telecom suppliers for data connectivity between the Company’s data centers and customer locations and for telephone usage and access charges for incoming and outgoing calls, payroll costs for Company employees who implement new customer services at customer sites, data center costs, hardware costs, depreciation and allocated overhead.  Overhead is allocated to all departments based upon headcount.

All costs related to services provided are expensed as incurred.

Employee Benefit Plans

Accounting for Stock-based Compensation

The Company has a stock-based compensation plan administered by Management to retain and provide incentives for employees.  Incentive awards are determined by the number of units subject to each award, performance measures, economic conditions, and other measurable provisions as determined by Management.  See Note 8 for additional information related to this stock-based compensation plan and its effect on Company consolidated financial statements.

The Company accounts for stock-based compensation in accordance with ASC No. 718, “Compensation-Stock Compensation," which requires companies to measure and recognize compensation expense for all share-based payments at fair value.

Under ASC No. 718, forfeitures are estimated at the time of valuation and reduce expense ratably over the vesting period. This estimate is adjusted periodically based on the extent to which actual forfeitures differ, or are expected to differ, from the previous estimate.

M5 NETWORKS, INC. AND SUBSIDIARIES

The following table presents total stock-based compensation expense included in the accompanying Consolidated Statements of Operations for the respective periods:

	For the years ended December 31,
	2011	2010
Cost of revenue	$20,533	$27,667
Research & development	34,182	47,859
Sales and marketing	53,473	80,807
General and administrative	230,629	160,180
Total stock-based compensation expense	$338,817	$316,513

On March 23, 2012, in connection with the acquisition of the Company by ShoreTel, Inc., the Company’s stock based compensation plan was liquidated and terminated resulting in the cancellation of all outstanding awards (see Note 12).

Retirement Savings Plan

The Company has a Retirement Savings Plan for its employees, pursuant to Section 401(k) of the Internal Revenue Code.  Employee contributions to this plan vest immediately.  The Company has not made any contributions to this plan.

On March 23, 2012, the Company 401(k) plan was terminated due to the acquisition of the Company.

Advertising Costs

The Company expenses the costs of advertising in the period in which the costs are incurred.  Advertising expenses were $97,149 and $977 for the year ending December 31, 2011 and 2010, respectively.

Income Taxes

The Company when formed elected to be taxed as an “S” Corporation.  In January 2005, the Company elected to become a C-Corporation.  The Company files consolidated income tax returns with its wholly owned domestic subsidiaries for federal and for the majority of states that it does business in.  The Company has provided for US federal and state income taxes under the liability method. Under the liability method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities as measured by the current enacted tax rates, which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

On January 1, 2009, the Company adopted the provisions of ASC 740, “Income Tax”, relating to uncertain tax positions, which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The interpretation also provides guidance on recognition, classification of interest and penalties and other matters. Interest and penalties, if any, are expensed as incurred and are included in interest expense or general administration expense, respectively.

Recent Accounting Pronouncements

In September 2011, the FASB issued ASU No. 2011-8, Intangibles—Goodwill and Other (Topic 350) - Testing Goodwill for Impairment, that provides guidance on testing goodwill for impairment. The new guidance provides an entity the option to first perform a qualitative assessment to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If an entity determines that this is the case, it is required to perform the currently prescribed two-step goodwill impairment test to identify potential goodwill impairment and measure the amount of goodwill impairment loss to be recognized for that reporting unit (if any). If an entity determines that the fair value of a reporting unit is greater than its carrying amount, the two-step goodwill impairment test is not required. The pronouncement will be effective for the Company beginning January 1, 2012. The adoption of the accounting standard did not have a material impact on the Company’s operating results or financial position.

In June 2011, the FASB issued ASU No. 2011-5, Comprehensive Income (Topic 220) - Presentation of Comprehensive Income, which provides guidance on presentation of comprehensive income. The new guidance eliminates the current option to report other comprehensive income and its components in the statement of changes in stockholders’ equity. Instead, an entity will be required to present either a continuous statement of net income and other comprehensive income or in two separate but consecutive statements. This portion of the guidance will be effective for the Company beginning January 1, 2012 and will require retrospective financial statement presentation changes only. The new guidance also required entities to present reclassification adjustments out of accumulated other comprehensive income by component in both the statement in which net income is presented and the statement in which other comprehensive income is presented. However, in December 2011, the FASB issued ASU No. 2011-12 which indefinitely defers the guidance related to the presentation of reclassification adjustments.  The adoption of the accounting standard did not have a material impact on the Company’s operating results or financial position.

M5 NETWORKS, INC. AND SUBSIDIARIES

In January 2011, the FASB issued revised authoritative guidance covering Disclosures About Fair Value Measurements, which will add new requirements for disclosures about transfers into and out of Level 1 and 2 assets and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. The revised authoritative guidance also clarifies existing fair value disclosure requirements for the level of disaggregation and inputs and valuation techniques used to measure fair value. This authoritative guidance is effective for the first reporting period (including interim periods) beginning after December 15, 2010, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2011, and for interim periods within those years. Early adoption is permitted. The Company adopted the guidance related to the Level 1 and 2 in 2011. The adoption of the provisions related to Level 3 disclosures will be effective January 1, 2012 and are not expected to have an impact on the Company’s consolidated financial statements as they relate only to additional disclosures.

NOTE 3 – BUSINESS COMBINATIONS

In accordance with ASC 805, Business Combinations, the total consideration paid for a transaction is first allocated to the net tangible assets acquired based on the estimated fair values of the assets at the acquisition date.  The excess of the fair value of the consideration paid over the fair value of a transaction’s net tangible and identifiable intangible assets acquired results in the recognition of goodwill. Any goodwill recognized is deductible for income tax purposes.  Acquisition related costs are expensed as incurred

GECKOTECH, LLC.

On November 1, 2010, the Company signed and completed the acquisition of all the assets of Geckotech, LLC, a Chicago, Illinois based hosted VOIP business provider with a customer base primarily in the Chicago region with over 200 customers.  The purchase price at close was $3,000,000 plus amounts due at the first and second anniversaries contingent upon existing monthly recurring revenue performance with churn adjustments calculated.  The amounts for each anniversary total $1,748,250 and $1,791,563, respectively.  Additionally, there is an earnout component calculated on the first and second anniversary and is calculated based on new monthly recurring revenue generated.  A maximum of $1,125,000 per year can be earned and will be 50% in cash and 50% in common stock.  The estimated fair market value of the total purchase price is $7,534,000

In November 2011, the Company amended the purchase agreement with the trustees of Geckotech LLC, to modify the timing of certain payments associated with the one year anniversary earnout.  Pursuant to the agreement, $1,000,000 of such payments earned was deferred to and paid on May 3, 2012.

CALLFINITY, INC.

On April 5, 2011, the Company signed and completed the acquisition of all assets of Callfinity, Inc., a Rochester, NY based call center software company.  The acquisition gives the Company access to the source code and development of the contact center solution which enhances the Company’s overall service offering.  Additionally, the Company acquired Callfinity’ s existing customer base.  The purchase price at closing was $550,000 plus amounts due monthly for 36 months as well as one fixed payment in 2014.  The estimated fair market value of the total purchase price is $2,330,000.  The excess of the fair value of the consideration paid over fair value of Callfinity’s net tangible and identifiable intangible assets acquired resulted in the recognition of goodwill of approximately $685,000, primarily related to expected synergies to be achieved in connection with the acquisition.

The table below reflects the allocation of the purchase consideration to the recognized amounts of identifiable assets acquired for the above two mentioned transactions (in 000’s):

	Callfinity, Inc.	Geckotech, LLC
Fixed assets	$200	$110
Intangible assets:
Goodwill	685	3,974
Customer contracts	-	1,800
Core technology	1,065	-
Customer relationships	160	1,150
Other identifiable assets	220	500

Total Consideration	$2,330	$7,534

The goodwill recognized in relation to both acquisitions is comprised of expected synergies in utilizing each Company’s technology in our products, reduction in future combined research and development expenses, and intangible assets, such as acquired workforce, that do not qualify for separate recognition.

M5 NETWORKS, INC. AND SUBSIDIARIES

The Company recorded revenues of $7,309,653 and $1,022,642 for the years ended December 31, 2011 and 2010, respectively, associated with the business acquisitions of Geckotech, LLC and Callfinity, Inc. The Company has integrated acquired businesses into its own business operations, and therefore, is unable to report expenses or earnings related to the acquired businesses. The unaudited pro forma financial information in the table below summarizes the combined results of operations for the Company and Geckotech, LLC and Callfinity, Inc., as though the companies were combined as of the beginning of 2010. The unaudited pro forma financial information for all periods presented also includes the business combination accounting effects resulting from the acquisition, including amortization charges from acquired intangible assets, adjustments to interest expenses for certain borrowings and exclusion of acquisition-related expenses and their related tax effects as though the companies were combined as of the beginning of 2010. The unaudited pro forma financial information as presented below is for informational purposes only and is not indicative of the results of operations that would have been achieved if the acquisition had taken place at the beginning of 2010.

	For the years ended December 31,
	(Unaudited) 2011	(Unaudited) 2010
Total revenue	$48,513,917	$36,939,483
Net loss	$6,189,599	$1,873,733

NOTE 4 – INTANGIBLE ASSETS INCLUDING GOODWILL

The  following is a summary of the Company’s intangible assets:

	December 31, 2011			December 31, 2010
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer contracts	$1,800,000	$(700,000)	$1,100,000	$1,800,000	$(100,000)	$1,700,000
Core technology	1,065,000	(266,250)	798,750	-	-	-
Customer relationships	1,310,000	(308,333)	1,001,667	1,150,000	(38,333)	1,111,667
Other intangible assets	720,000	(249,445)	470,555	500,000	(27,778)	472,222
Total	$4,895,000	$(1,524,028)	$3,370,972	$3,450,000	$(166,111)	$3,283,889

Total amortization was $1,357,917 and $166,111 for the year ended December 31, 2011 and 2010, respectively.

The estimated future amortization expense for intangible assets for each of the next five years is as follows:

Year Ending December 31,
2012	$1,478,333
2013	1,350,556
2014	350,417
2015	191,666
Total	$3,370,972

Goodwill at the year ended December 31, 2011 and 2010 was $4,659,000 and $3,974,000, respectively.  There was no accumulated impairment of goodwill to date.

NOTE 5 – LINES OF CREDIT

On January 11, 2008, the Company obtained a senior revolving credit line from a financial banking institution which provides for borrowings of up to the lesser of $3,140,000 or 50% of Eligible Revenue, as defined in the Loan and Security Agreement (“Loan Agreement”).  The Company obtained a letter of credit for $0.6 million and drew down the remaining $2.5 million. This credit facility is subject to maintaining specified levels of MRR and the achievement of minimum trailing EBITDA, maximum fixed asset expense and maximum churn ratio requirements as defined in the loan agreement and subsequent amendments. In consideration for the credit line, the Company granted the banking institution a fully vested warrant to purchase 9,222 shares of Series A preferred stock at $6.5065 per share. This warrant expires on January 11, 2015.

In December 2008, the senior credit line was increased by an additional $500,000 from this financial banking institution and drawn down immediately upon closing.  In consideration for the increase in credit line, the Company granted the banking institution a fully vested warrant on January 27, 2010 to purchase 586 shares of Series B preferred stock at $8.535 per share.  This warrant expires on January 27, 2016.

In September 2010, the senior credit line was increased to $7,500,000 and is subject to the same terms and conditions as set forth in the original loan agreement stated above.  In consideration for the credit line, the Company granted the banking institution a fully vested warrant on October 27, 2010 to purchase 12,198 shares of Series C preferred stock at $6.329 per share.  Stock expense of $40,597 was recognized in 2010.  This warrant expires on October 27, 2017.

M5 NETWORKS, INC. AND SUBSIDIARIES

In January 2011 the senior credit line was increased to $9,500,000 and is subject to the same terms and conditions as set forth in the original loan agreement stated above.  Additionally, the Company was extended a $1,500,000 term loan, interest only for the first 12 months.  In consideration for the increased credit line and term loan, the Company granted the banking institution a fully vested warrant on January 27, 2011 to purchase 7,584 shares of Series C preferred stock at $6.329 per share.  Stock expense of $13,628 was recognized in 2011.  This warrant expires on January 26, 2018.

In July 2011, the senior credit line was increased to $10,000,000 and was extended a second term loan for $1,500,000.  The terms of the loan requires monthly payments over 24 months plus interest.  The proceeds of the loan were used to repay certain tax obligations.

On March 23, 2012, as part of the acquisition of the Company, the senior credit line was paid in full including principal and any accrued interest.  The total payoff was $9,914,986.

NOTE 6– CREDIT FACILITY AGREEMENT

On December 21, 2007, the Company entered into a credit facility. At closing, the Company received $4 million as the initial advance and at any time on or prior to July 31, 2008 may borrow an additional $2 million in no less than $500,000 increments. The Company drew down the remaining $2 million available advances in August 2008.

On January 27, 2011, the Company paid-in-full this credit facility by renegotiating with the senior lender to increase the overall credit limits.  The Company has been released from any future obligations as it pertains to this agreement.

As additional consideration, the Company granted the banking institution a warrant to purchase the lesser of 147,356 shares of the Company's common stock or the number of shares of common stock having an aggregate fair market value equal to $1,750,000 ($2,500,000 if the Company borrows any incremental advance under the loan agreement) at an exercise price of $0.001 per share. In the event of a Qualified Financing, as defined in the warrant agreement, the warrants will be exercisable into shares of common stock or preferred stock at the option of the holder. Two-thirds or 98,237 shares vested immediately and the remaining 49,119 warrants vested as of December 31, 2008. The warrant expires on December 21, 2014.

As of December 31, 2011 and 2010, the estimated fair value of the warrants was $2,000,000 and $437,500, respectively which was recorded as a liability.  The change in fair value was due to the impending acquisition of the Company.

In February 2012, the Company renegotiated the terms of the additional consideration with the banking institution.  The banking institution agreed to terminate the common stock warrant and instead accept a one-time payment of $2,000,000 which was paid on March 23, 2012, the day of the acquisition of the Company.

NOTE 7 – REDEEMABLE CONVERTIBLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY

Preferred Stock: Series A – Series B – Series C

The articles of incorporation of the Company, as amended in December 2008, authorized up to 5,000,000 shares of preferred stock each with a par value of $0.0001.  As of December 31, 2011, Series A, Series B and Series C shares outstanding amounted to 1,191,210 shares, 619,570 and 651,764 shares, respectively.

On September 2006, the Company issued 1,191,210 shares of Series A Preferred Stock, par value $0.0001, through a venture capital offering and raised proceeds of $7.75 million.  The Company used the net proceeds from the sale of the shares to expand development, marketing and sales programs, to fund the Company’s working capital requirements, and for other general corporate purposes.

In April 2008, the Company issued 385,210 Series B Shares for gross proceeds of $3,288,000 or $8.5356 per share.

In December 2008, the Company issued 234,360 shares of Series B convertible preferred stock (“Series B Shares”) for gross proceeds of $2,000,000 or $8.5356 per share.  Each Series B Share issued in December 2008 included warrants to purchase .673 common shares at $.01 per share.  The warrants expire on December 3, 2013.  The fair value of the 157,786 warrants issued was $189,000.  The fair value of the warrants was calculated based on the fair value of the underlying common shares since the exercise price of the warrants is insignificant.

In October 2010, the Company issued 651,764 shares of Series C convertible preferred stock (“Series C Shares”) for gross proceeds of $4,125,014 or $6.329 per share.  The Company used the net proceeds from the sale of shares for the initial $3,000,000 towards the acquisition of Geckotech, LLC, and to fund the Company’s working capital requirements and for other general corporate purposes.

The Series A,  Series B and Series C Shares (collectively, the “Preferred Shares”) are convertible, at the option of the holder, into the number of shares of common stock obtained by dividing the original purchase price of the Preferred Shares by the conversion price in effect at the time of such conversion.  The Preferred Shares will automatically convert to common shares upon the occurrence of a Qualified Public Offering.

M5 NETWORKS, INC. AND SUBSIDIARIES

Liquidation Preference:

In the event of any liquidation, dissolution or winding up of the Company, prior to any amounts being paid to the holders of common stock, the preferred shareholders will be entitled to be paid out of the corporate assets an amount equal to two times the original purchase price of such Preferred Shares (as adjusted for stock splits, stock dividends, recapitalizations, etc.).

Voting Rights:

The holder of each share of common stock shall have the right to one vote and the holders of shares of Preferred Stock shall have the right to one vote for each share of common stock into which such shares of Preferred Stock are convertible.

Dividends:

When and as any dividend is declared or paid by the Company on common stock, whether payable in cash, property, securities or rights to acquire securities, the holder of each share of preferred shares will be entitled to participate with the holders of common stock.

Demand Registration Rights:

At any time after the earlier of (i) December 4, 2014, or (ii) the consummation of a Qualified Public Offering, the shareholders that collectively hold at least thirty (30%) percent of the Registrable Shares outstanding may request the Company effect a registration on Form S-1 of Registrable Shares owned by them having a net aggregate offering price based on the current public market price.

Redemption:

At the election of the preferred shareholders, upon receipt of a written request of the holders of at least sixty-nine percent (69%) of the outstanding shares of Preferred shares (determined on an as-if-converted to Common Stock basis) at any time on or after December 4, 2014, the rights of the holders of the Preferred Stock to have their shares redeemed shall, following the Redemption Notice Date will have priority over redemption rights of the holders of any other series of the Corporation’s Preferred Stock.

NOTE 8 – STOCK OPTIONS AND WARRANTS

Stock Options:

The Company granted stock options in 2011 under the 2001 Equity Incentive Plan and the 2011 Stock Option and Grant Plan (the "Plan").  As of December 31, 2011, there were 1,840,936 shares available in the Plan as authorized by the Company's Board of Directors and the shareholders.

Options have a maximum term of up to ten years. Upon grant, the Board of Directors, or its designated committee, will determine the exercise price and term of any option at its discretion. The exercise price of any stock option, however, may not be less than 100% of the fair market value of a share of common stock on the date of grant, as determined by the board of directors, except that the exercise period of options granted to a shareholder owning more than 10% of the outstanding capital stock may not exceed five years with the exercise option price not less than 110% of the fair value of the common stock on the date of grant. The Board of Directors, or its designated committee, determines the vesting provisions for options granted at the date of grant. Substantially all options granted to date have a vesting period of three years.

Following is a summary of transactions under the Plan during the years ended December 31, 2011 and 2010:

	2011		2010
	Number of Stock Options	Weighted- Average Exercise Price	Number of Stock Options	Weighted- Average Exercise Price

Outstanding – beginning of year	933,932	$3.68	815,107	$3.74
Granted	287,279	$3.25	173,225	$3.25
Exercised	-	-	(200)	$1.85
Forfeited	(47,935)	$3.28	(54,200)	$3.13
Expired	-	-	-	-

Outstanding – end of year	1,173,276	$3.59	933,932	$3.68

As of December 31, 2011, there were 232,414 shares available for future grant under the Plan.

M5 NETWORKS, INC. AND SUBSIDIARIES

A summary of the options outstanding and exercisable as of December 31, 2011 is as follows:

	Number of Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years

Options outstanding	1,173,276	$3.59	6.56
Options exercisable	808,667	$3.75	5.40
Options outstanding and expected to vest	1,154,892	$3.60	6.52

The weighted-average grant date fair value of stock options granted during the year ended December 31,
2011 and 2010 was $3.25 and $2.29, respectively.

The fair value of each option granted in 2011 was estimated on the date of grant using the Black-Scholes
Option-pricing model with the following weighted-average assumptions:

Expected life (years)	5.8 years
Risk-free interest rate	2.24%
Expected dividend yield	0%
Expected volatility	73.42%

In accordance with ASC No. 718, in 2011 and 2010 the Company recorded expense of $272,717 and $275,916, respectively for share-based compensation relating to the issuance of stock options.

Warrants:

Common Stock Warrants

Following is a summary of common stock warrants transactions during the year ended December 31, 2011 and 2010:

	2011		2010
	Number of Stock Warrants	Weighted- Average Exercise Price	Number of Stock Warrants	Weighted- Average Exercise Price

Outstanding – beginning of year	384,317	$0.39	387,167	$0.40
Granted	18,000	$1.45	-	-
Exercised	-	-	-	-
Cancelled/Expired	-	-	(2,850)	$2.27

Outstanding – end of year	402,317	$0.44	384,317	$0.39

The weighted-average grant date fair value of common warrants granted during the year ended December 31, 2011 and 2010 was $1.45 and $0, respectively.

A summary of the common warrants outstanding and exercisable as of December 31, 2011 is as follows:

	Number of Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years

Common warrants outstanding	402,317	$0.44	2.98
Common warrants exercisable	402,317	$0.44	2.98

M5 NETWORKS, INC. AND SUBSIDIARIES

The fair value of each common stock warrant granted in 2011 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Expected life (years)	5.0 years
Risk-free interest rate	1.67%
Expected dividend yield	0%
Expected volatility	75.03%

In accordance with ASC No. 718, in 2011 and 2010, the Company recorded expense of $43,875 and $0, respectively for share-based compensation relating to the issuance of common stock warrants.

Preferred Stock Warrants

Following is a summary of preferred stock warrants transactions during the year ended December 31, 2011 and 2010:

	2011		2010
	Number of Stock Warrants	Weighted- Average Exercise Price	Number of Stock Warrants	Weighted- Average Exercise Price

Outstanding – beginning of year	26,617	$6.47	14,419	$6.59
Granted	12,324	$2.97	12,198	$6.33
Exercised	-	-	-	-
Cancelled/Expired	-	-	-	-

Outstanding – end of year	38,941	$5.36	26,617	$6.47

The weighted-average grant date fair value of preferred warrants granted during the year ended December 31, 2011 and 2010 was $2.97 and $6.33, respectively.

A summary of the preferred warrants outstanding and exercisable as of December 31, 2011 is as follows:

	Number of Stock Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life in Years

Preferred warrants outstanding	38,941	$5.36	5.98
Preferred warrants exercisable	38,941	$5.36	5.98

The fair value of each preferred stock warrant granted in 2011 was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Expected life (years)	5.0 years
Risk-free interest rate	1.81%
Expected dividend yield	0%
Expected volatility	73.50%

In accordance with ASC No. 718, in 2011 and 2010, the Company recorded expense of $22,225 and $40,597, respectively for share-based compensation relating to the issuance of preferred stock warrants.

M5 NETWORKS, INC. AND SUBSIDIARIES

NOTE 9 - INCOME TAXES

The Company accounts for income taxes under provisions of ASC 740 “Income taxes”, which requires an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s consolidated financial statements.

The Company had no interest and penalties related to unrecognized tax benefits for the years ended December 31, 2011 and 2010.

With limited exceptions, the Company was no longer subject to US federal, state or local income tax audits by tax authorities for years through 2007. The years subsequent to 2007 contain matters that could be subject to differing interpretations of applicable tax laws and regulations as it relates to the amounts and/or timing of income, deductions and tax credits. Although the outcome of tax audits is always uncertain, the Company believes that no material adjustments are expected to result for these years

The income tax provision consists of the following for the years ended December 31, 2011 and 2010:

	2011	2010
Federal provision:
Current	-	-
Deferred	101,389	15,013
	101,389	15,013

State and local provision:
Current	-	-
Deferred	27,424	4,486
	27,424	4,486
Total provision for income taxes	$128,813	$19,499

At December 31, 2011 and 2010, the Company had net deferred tax assets (calculated at an expected rate of 45%, to include federal and state and local income taxes) of approximately $12,151,948 and $10,977,967, respectively. As management of the Company determined that it is not more than likely that the Company will realize the benefit of the net deferred tax asset, valuation allowance equal to the net deferred tax asset has been established at December 31, 2011. The significant components of the deferred tax asset at December 31, 2011 and 2010 were as follows:

	2011	2010
Deferred tax assets:
Amortization of deferred rent	$42,544	$69,177
Accrued vacation	101,513	-
Employee bonuses	263,373	-
Allowance for bad debt – current	240,730	103,650
Intangibles - Geckotech & Callfinity	511,211	56,428
Stock options issued under a non-qualified plan	31,005	27,329
Warrants - common stock equity	90,930	67,564
Net operating loss carry-forward	10,816,076	10,526,344
Charitable contribution carryover	23,081	16,119
Sales/utilities tax accrual	262,996	281,359
Other	76,144	98,659
Total deferred tax assets	12,459,603	11,246,629

Deferred tax liabilities:
Depreciation and amortization	(159,343)	(249,163)
Goodwill - Geckotech & Callfinity	(148,312)	(19,499)
Total deferred tax liabilities	(307,655)	(268,662)

Less valuation allowance	(12,300,260)	(10,997,466)

Total deferred tax liability	$(148,312)	$(19,499)

At December 31, 2011 and 2010, the Company had estimated net operating loss carry-forwards for federal tax purposes of $25,625,847 and $24,371,358, respectively which expire in the years 2027 through 2030. The Company elected to be taxed as an "S" corporation for the years since inception through 2004, inclusive. Certain local jurisdictions do not recognize such status. Consequently, the Company has net operating loss carry-forwards for local tax purposes of $21,541,084 and $20,541,396, respectively.  The NOLs may be subject to an annual limitation provided under Section 382 of the Internal Revenue Code and similar state tax law provisions.

M5 NETWORKS, INC. AND SUBSIDIARIES

ASC 740 “Accounting for Income Taxes”, requires that deferred tax assets be reduced by a valuation allowance, if based on available evidence, it is more likely than not that the deferred tax assets will not be realized.  Under generally accepted accounting principles, available evidence includes the reversal of existing taxable temporary differences.  The Company does not amortize indefinite-lived intangible assets for financial reporting purposes.  Therefore, the deferred tax liability related to the taxable temporary differences caused by different amortization periods for identified intangibles will not reverse unless the underlying assets are sold or tax impairment recorded.  Without this deferred tax liability, M5 had net deferred tax assets of $12,300,260 and $10,997,466, respectively as of December 31, 2011 and 2010.  As the Company is currently in a net operating loss position, the Company recorded valuation allowances to the extent deferred tax assets exceeded their deferred tax liabilities, excluding the deferred tax liability related to identified intangibles.

NOTE 10 – COMMITMENTS & CONTINGENCIES

Operating and Capital Leases

The Company leases existing office facilities, equipment and network co-location space under operating leases expiring through 2014.  The Company also leases computer equipment and related network hardware under capital leases expiring through 2014.  These assets financed under capital lease agreements are included in fixed assets in the balance sheet and related depreciation and amortization in the statement of operations.  Future minimum lease payments due under non-cancelable operating and capital leases were as follows:

	Operating	Capital
Year Ending December 31,
2012	$1,080,082	$1,196,394
2013	230,118	1,068,226
2014	216,043	598,956
2015	153,340	-
2016	34,727	-
Total Minimum lease payments	$1,714,310	2,863,576

Less amount representing interest (12% avg. rate)		(347,685)

Present value of future minimum lease payments		2,515,891
Less, current portion		(984,514)

Capital lease obligations, net of current portion		$1,531,377

Operating and capital leases have been personally guaranteed by two of the Company’s shareholders.

Rent Expense

The Company currently subleases space in one of its offices.  The rental income received from this sublease is netted against rent expense.  Total gross rent expense for the year ended December 31, 2011 and 2010 was $845,674 and $866,257, respectively.  Total rent income received for the year ended December 31, 2011 and 2010, was $160,800 and $109,148, respectively.

Contingencies

In August 2008, the Company received a notice from the New York State Department of Taxation and Finance pursuant to an audit of the 2005 through 2008 tax years indicating that the Company failed to file New York State Telecommunications Tax Returns and Utility Service Tax Returns and had not paid the required telecommunications surcharges.  The Company contends that it is not required to pay such surcharges since it does not provide traditional telephone services as its primary business.  The Company accrued $120,000 in 2007 which was included in accrued expenses.  In June 2011, the Company agreed to settle on the amounts due for $570,997, representing tax, penalty and interest.  The Company pursued penalty abatement for approximately $92,908, the Company has accrued the full amount of the liability at December 31, 2010.  In September 2011, the Company received a 50% penalty abatement and recorded as a credit in 2011 to current earnings.  All amounts and credits were paid in full in 2011.

Litigation

The Company is subject to various nonmaterial claims of patent infringement by non-practicing entities for which it has accrued $100,000 at December 31, 2011 in related to the estimated settlement of this claim.

The Company is also subject to legal proceeding and claims which arise in the ordinary course of its business.   The Company defends itself vigorously against any such claims. Based on the information currently available, management believes that there are no other claims or actions pending or threatened against the Company whose ultimate resolution will have a material adverse effect on its financial position or results of operations.

M5 NETWORKS, INC. AND SUBSIDIARIES

NOTE 11 – RELATED PARTY TRANSACTIONS

As of December 31, 2011 and 2010, outstanding unsecured loans totaled $413,255, respectively.  The loans are payable to three of the Company’s shareholders and bear interest at rates ranging from 10%-13% with original maturity dates through January 2010.  Currently, these loans are subordinated to the credit facility discussed in Note 6 such that principal payments on these loans have been suspended while the credit facility remains outstanding.  Interest on the remaining balance of the notes is being paid monthly to the note holders.  During 2011, the Company paid interest of $52,488 to these related parties.  On March 23, 2012, all outstanding amounts under these unsecured loans were repaid in full including any accrued interest.

In June 2011, as a consideration for employment, a loan of $90,000 was granted to an Officer which will be forgiven annually in one-third increments on the anniversary date of employment at which time such amounts will be recorded as income to the Officer.  In the event, employment is terminated for cause, the Officer is required to repay the outstanding amount of the loan at the time of termination.

NOTE 12 - SUBSEQUENT EVENTS

In accordance with ASC 855 “Subsequent Events”, management has evaluated subsequent events through June 5, 2012, the date the consolidated financial statements were available to be issued for the year ended December 31, 2011.

On January 31, 2012, the Company signed a definitive agreement to be acquired in a stock deal.  The fair value of the acquisition was approximately $168,000,000.  On March 23, 2012, the Company completed the acquisition.  As part of the transaction all outstanding note and bank debts including accrued interest have been repaid in full by Shoretel.  Additionally, all warrants, preferred and common stock have been terminated and liquidated.  The Employee Stock Option plan accelerated all vesting for options under the 2001 Incentive Stock Option Plan.  All vested options were exercised and cashed out by all holders holding share amounts less than 30,000 shares.  Shareholders with shares greater than 30,000 shares received comparable Acquirer stock as part of the transaction.